Exhibit 99.1

FOR IMMEDIATE RELEASE

ECHOSTAR ANNOUNCES EARLY REDEMPTION OF
10 3/8 PERCENT SENIOR NOTES

ENGLEWOOD, Colo., Sept. 1, 2004 — EchoStar Communications Corporation (Nasdaq: DISH) announced today that its subsidiary, EchoStar DBS Corporation, has elected to retire all its outstanding 10 3/8 percent Senior Notes due 2007, three years early pursuant to its optional early redemption right. In accordance with the terms of the indenture governing the notes, the $1 billion principal amount of the notes will be redeemed effective Oct. 1, 2004, at a redemption price of 105.188 percent of the principal amount, for a total of approximately $1.052 billion. Interest on the notes will be paid through the Oct. 1, 2004, redemption date. The trustee for the notes is the U.S. Bank Trust National Association, telephone 1-800-934-6802. This announcement is neither a request nor an offer for tender of securities of EchoStar Communications Corporation or EchoStar DBS Corporation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in EchoStar Communications Corporation’s Disclosure Regarding Forward-Looking Statements included in its recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and EchoStar Communications Corporation undertakes no obligation to update these forward-looking statements.

About EchoStar Communications

EchoStar Communications Corporation (NASDAQ: DISH) serves over 10.1 million satellite TV customers through its DISH Network™, and is a leading U.S. provider of advanced digital television services. DISH Network’s services include hundreds of video and audio channels, Interactive TV, HDTV, sports and international programming, together with professional installation and 24-hour customer service. DISH Network is the leader in the sale of digital video recorders (DVRs). EchoStar has been a leader for 23 years in digital satellite TV equipment sales and support worldwide. EchoStar is included in the Nasdaq-100 Index (NDX) and is a Fortune 500 company. Visit EchoStar’s Web site at <www.echostar.com> or call 1-800-333-DISH (3474).

Investor Relations Contact: Jason Kiser, 303-723-2210, jason.kiser@echostar.com
Press Contact: Steve Caulk, 303-723-2010, steve.caulk@echostar.com

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